Exhibit T3B.19

[signature]
[signature]
[signature]

Articles of Association for Abcur AB

Company number 556701-3957

Section 1 Company

The company’s name is Abcur AB.

Section 2 The Company’s registered office.

The company’s registered office is in Helsingborgs municipality.

Section 3 Nature of business
The sale of medicines, medicine-like products and other activities related thereto. Consultancy services in the aforementioned areas. The company shall also conduct trades in securities and activities related thereto. The company shall also manage real estate and conduct activities related thereto.

Section 4 Share capital
The share capital shall amount to a minimum of SEK 60,000 and a maximum of SEK 240,000.

Section 5 Number of shares
The number of shares shall be no less than 600 and no more than 2,400.

Section 6 Board of Directors
The board shall consist of at least three and no more than five members, with a minimum of zero and a maximum of two deputies. If the board consists of one or two board members, at least one board deputy shall be chosen.

Section 7 Auditors
In order to review the limited company’s annual report and financial statements, as well as the board of directors and the CEO’s management, one auditor and zero deputy auditors will be appointed.

Section 8 Notice of AGM
Notices of AGMs shall be issued by email within the period stated in the Swedish Limited Companies Act.

Section 9 AGM Agendas

The following matters shall be addressed at AGMs:

1.	Choice of meeting chairman

2.	Creation and approval of voting register

3.	Choice of one or two verifiers of the minutes of the meeting

4.	Confirmation of whether the meeting was properly called

5.	Approval of the agenda

6.	Presentation of the annual report and management report

7.	Decisions regarding

a.	establishment of income statement and balance sheet

b.	allocations of the company’s profits or losses according to the established balance sheet

c.	discharge of the board of directors and CEO

8.	Establishment of fee for the board and auditors

9.	Selection of

a.	board and any board deputies

b.	auditors and any deputy auditors where applicable

10.	Other matters that arise at the meeting in accordance with the Swedish Limited Companies Act (2005:551) or articles of association

Section 10 Financial year

The company’s financial year shall be 1/1 – 12/31.

These articles of association have been adopted at the extraordinary general meeting with the shareholders on November 4, 2015.